Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

PRIMO WATER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Deferred Compensation Obligations		Rule 457(h)	$50,000,000 (1)	$1.00	$50,000,000 (2)	$92.70 per $1,000,000	$4,635
Total Offering Amounts					$50,000,000		$4,635
Total Fee Offsets							–
Net Fee Due							$4,635

(1)	The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the Primo Water Deferred Compensation Program.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).